CONFIDENTIAL

AMERICAN DAIRY, INC.

(as the “Lender”)

and

MOVEUP LIMITED

(as the “Borrower”)

LOAN AGREEMENT

Dated as of June 27, 2007

THIS LOAN AGREEMENT (this “Agreement”) is made on June 27, 2007.

BETWEEN

(1)	American Dairy, Inc., a company incorporated under the laws of ___________________ (“Lender”); and

(2)	Moveup Limited, a company incorporated under the laws of Samoa (the “Borrower”).

Each of the parties named above shall be referred to as a “Party”, and collectively as the “Parties”.

WHEREAS

(A)
Borrower is contemplating purchasing 100% of the equity interest (the “Acquisition”) in Ausnutria Dairy (Hunan) Company, currently an equity joint venture established under the laws of the People’s Republic of China (“PRC”); and

(B)	Lender is willing to make the loan under the terms and conditions of this Agreement for the purpose of the Acquisition.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

1.	DEFINITION

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Person” shall mean any individual, firm, corporation (including a business trust), limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental agency or other entity.

“Repayment Date” shall mean the fifth anniversary of the date hereof.

“RMB” shall mean the lawful currency of PRC.

“US$” shall mean the lawful currency of the United States of America.

2.	THE LOAN

Subject to the terms of this Agreement, Lender will make an advance in US$ or other convertible currency in an amount equivalent to US$ 10 million (the “Loan”) to Borrower on the date that Borrower is obligated to make any deposit or advance payment for the Acquisition (the “Effective Date”).

3.	ADVANCE OF THE LOAN

On the Effective Date, Lender will release the funds of the Loan by wire transfer or other means mutually agreed between the Parties to an account designated by Borrower.

4.	INTEREST

4.1	Subject to Section 4.2 below, the Loan shall not bear any interest.

4.2
Notwithstanding Section 4.1 above, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of the Loan, and the amount of all other obligations then due and payable hereunder, shall bear interest at a rate that is twelve percent per annum. Such interest shall be payable on demand.

5.	REPAYMENT

Borrower promises to repay the Loan in full on the Repayment Date or earlier if required by the terms hereof.

6.	PAYMENTS

6.1
Borrower shall make all payments of principal and interest in respect of the Loan hereunder in the same currency of the Loan advanced by the Lender free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by any relevant taxing jurisdiction unless such withholding or deduction is required by applicable law. In the event that any withholding or deduction is required by applicable law, Borrower shall pay such additional amounts as will result in the receipt by the Lender of such net amount as would have been received by it if no such withholding or deduction had been required.

6.2	Unless otherwise agreed by Lender, all such interest and principal shall be paid to the bank account of Lender or any other person or entity as the Lender may designate to Borrower for this purpose.

7.	REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, Borrower represents and warrants each of the following to the Lender, on and as of the date hereof and after giving effect to the making of the Loan on the Effective Date:

7.1	Borrower has the authority and legal power to enter into this Agreement and to borrow the Loan pursuant to the terms hereof.

7.2
The execution, delivery and performance by Borrower of this Agreement do not and will not (a) violate any laws applicable to Borrower, (b) conflict with or result in the breach of, or constitute a default under, any material contractual obligation of Borrower or (c) require the consent of, authorization by, approval of, notice to, or filing or registration with, any governmental agency or any other Person.

7.3
This Agreement has been duly executed and delivered by Borrower. This Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms hereof.

8.	COVENANTS OF BORROWER

So long as any amount of the Loan under this Agreement remains outstanding, Borrower shall:

8.1	use the proceeds of the Loan for the payment of any deposit or advance payment or the purchase price of the Acquisition; and

8.2
use its best effort to consummate the Acquisition, including entering into all the definitive agreements as necessary, filing for all the registrations or approvals for the Acquisition required under the applicable law, and complying with the covenants set forth in the definitive agreements; and

9.	EVENTS OF DEFAULT

9.1	An “Event of Default” shall mean any of the following events:

9.1.1	Borrower fails to pay any amount of the Loan, interest or fees when they become due and payable under this Agreement;

9.1.2	Borrower fails to perform, observe or comply with any of the covenants contained in Section 8 hereof; or

9.1.3	Any representation or warranty made by Borrower herein is not true and correct when made.

9.2
Upon the occurrence of an Event of Default, the Lender may, by notice to Borrower, declare the Loan, all interest thereon and all other amounts and obligations payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts and obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower. In addition to the remedies set forth above, the Lender may commence such legal action or proceedings or exercise any other remedies provided by applicable law.

10.	AMENDMENT AND MODIFICATION

Except as otherwise permitted herein, this Agreement and its provisions may be amended, supplemented, changed, modified or terminated by a writing signed by both Parties.

11.	LOAN ASSIGNMENT

Subject to the prior notification to Borrower but without the necessity of obtaining Borrower’ consent, Lender may, at the Lender’s sole discretion, assign its rights and liabilities under this Agreement to an Affiliate of Lender.

12.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13.	ARBITRATION

The Parties agree to negotiate in good faith to resolve any disputes among them regarding this Agreement. If any dispute cannot be resolved through negotiation, it shall be resolved through arbitration at HKIAC in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be three (3) arbitrators on the arbitration panel. Borrower and Lender shall each appoint one arbitrator, and the third arbitrator shall be selected by the chairman of HKIAC. The language used throughout the arbitral proceedings shall be English. The arbitration award shall be final and binding on the Parties. The costs of arbitration and enforcing the arbitral award (including witness expenses, attorneys' fees) shall be borne by the losing Party, unless otherwise determined by the arbitration panel.

14.	MISCELLANEOUS

14.1
Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.2	Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

14.3
Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The Parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement the day and year first above written.

Lender: AMERICAN DAIRY, INC.	Borrower: MOVEUP LIMITED

By: /s/ Leng You Bin	By: /s/ Michael Tung
Name: Leng You Bin	Name: Michael Tung
Title: Chief Executive Officer	Title: Director